Exhibit 99.1

Tegal Corporation   2201 S. McDowell Blvd., Petaluma, CA  94954  [T] (707) 763-5600  [F] (707) 773-2854  www.tegal.com

TEGAL CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN

PETALUMA, Calif., April 13, 2011—Tegal Corporation, (Nasdaq: TGAL) today announced that its Board of Directors has adopted a Shareholder Rights Plan.  The Plan was not adopted in response to any attempt to acquire Tegal Corporation.

Thomas R. Mika, Tegal’s Chairman, President and Chief Executive Officer, stated “The Plan, which is similar to plans adopted by many other publicly traded companies, is designed to enhance the Board’s ability to protect shareholder interests and to ensure that shareholders receive fair treatment in the event any coercive takeover attempt of Tegal Corporation is made in the future. The Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action.”

In connection with the adoption of the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of Tegal’s common stock to shareholders of record as of the close of business on April 13, 2011. Initially, these rights will not be exercisable and will trade with the shares of Tegal’s common stock. Under the Plan, the rights generally will become exercisable if a person becomes an “acquiring person” by acquiring 15% or more of the common stock of Tegal or if a person commences a tender offer that could result in that person owning 15% or more of the common stock of Tegal. If a person becomes an “acquiring person,” each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of preferred stock which are equivalent to shares of Tegal’s common stock having a value of twice the exercise price of the right. If Tegal is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the right. Additional details concerning the terms of the Plan will be outlined in a letter which will be mailed to shareholders following the April 13, 2011 record date.

About Tegal Corporation
Tegal is dedicated to the development and application of both proven and emerging technologies in the field of green energy and other diversified sectors.  Through sequel Power, Tegal is engaged in the promotion of solar power plant development projects worldwide, the development of self-sustaining businesses from such projects, including supporting, developing, building and operating solar photovoltaic fabrication facilities and solar farms, and other non-PV based renewable energy projects.   Headquartered in Petaluma, California, the company has more than 35 years of semiconductor capital equipment expertise and innovation in specialized technologies.  Please visit us on the web at www.Tegal.com.

Tegal Contact
Thomas Mika
President & CEO
Tel: +1 707 765-5630
Email: tmika@tegal.com